NAME OF REGISTRANT:
Franklin New York Tax-Free Trust
File No. 811-4787

EXHIBIT ITEM No. 77I(b): Terms of new or
                       amended securities




CLASS C DISTRIBUTION PLAN

I. Investment Company:
	FRANKLIN NEW YORK TAX-FREE TRUST
II.	Fund:	FRANKLIN NEW YORK
		INTERMEDIATE-TERM
	TAX-FREE INCOME FUND - CLASS C
III. Maximum Per Annum Rule 12b-1 Fees for Class C
        Shares(as a percentage of average daily net assets of the class)

A.	Distribution Fee:	0.50%
B.	Service Fee:  		0.15%

	Preamble to Class C Distribution Plan

	"The following Distribution Plan (the ""Plan"") " has been adopted pursuant to Rule 12b-1 under the "Investment Company Act of 1940 (the ""Act"") by "
"the Investment Company named above (""Investment "
"Company"") for the Class C shares (the ""Class"") "
"of the Fund named above (""Fund""), which Plan shall " take effect as of the date Class C shares are "first offered (the ""Effective Date of the Plan""). "
The Plan has been approved by a majority of the Board of Directors or Trustees of the Investment
"Company (the ""Board""), including a majority of the "
Board members who are not interested persons of the "Investment Company and who have no direct, or indirect " financial interest in the operation of the Plan (the
"independent Board members), cast in person at a " meeting called for the purpose of voting on such Plan.

	"In reviewing the Plan, the Board considered the " schedule and nature of payments and terms of the Management Agreement between the Investment
"Company and Franklin Advisers, Inc. (""Advisers"") " and the terms of the Underwriting Agreement between the Investment Company and Franklin/Templeton
"Distributors, Inc. (""Distributors"").  The Board "
"concluded that the compensation of Advisers, "
"under the Management Agreement, and of Distributors, "
"under the Underwriting Agreement, was fair and " not excessive. The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their "fiduciary duties, there is a reasonable likelihood " that the Plan will benefit the Fund and its shareholders.

	The Board recognizes that Distributors has entered into an arrangement with a third party in order to pay for the distribution activities of the "Class pursuant to which Distributors may sell, "
"transfer, convey and assign its rights to the fees " payable hereunder to such third party. The Board further recognizes that it has an obligation to act in good faith and in the best interests of the Fund and its shareholders when considering the continuation or termination of the Plan and any payments to be made there under.

	Distribution Plan

1. (a) The Fund shall pay to Distributors a quarterly fee not to exceed the above-stated maximum distribution fee per annum of the Class' average daily net assets represented by shares
"of the Class, as may be determined by the Board " from time to time.

(b) In addition to the amounts described
"in (a) above, the Fund shall pay (i) to Distributors "
"for payment to dealers or others, or (ii) directly to "
"others, an amount not to exceed the above-stated " maximum service fee per annum of the Class' average
"daily net assets represented by shares of the Class, " as may be determined by the Investment Company's
"Board from time to time, as a service fee pursuant " to servicing agreements which have been approved
"from time to time by the Board, including the " independent Board members.

2. (a)  The monies paid to Distributors
pursuant to Paragraph 1(a) above shall be treated as compensation for Distributors' distribution-related services including compensation for amounts advanced to securities dealers or their firms or others selling shares of the Class who have executed an agreement with the Investment
"Company, Distributors or its affiliates, which " form of agreement has been approved from time
"to time by the Board, including the independent "
"Board members, with respect to the sale of Class "
"shares. In addition, Distributors may use such" monies paid to it pursuant to Paragraph 1(a) above to assist in the distribution and promotion of shares of the Class. Payments made to Distributors
"under the Plan may be used for, among other things, " the printing of prospectuses and reports used
"for sales purposes, expenses of preparing and "
"distributing sales literature and related expenses, "
"advertisements, and other distribution-related "
"expenses, including a pro-rated portion of "
Distributors' overhead expenses attributable to the "distribution of Class shares, as well as for " additional distribution fees paid to securities dealers or their firms or others who have executed
"agreements with the Investment Company, Distributors "
"or its affiliates, or for certain promotional " distribution charges paid to broker-dealer firms
"or others, or for participation in certain " distribution channels.

		(b) The monies to be paid pursuant to
paragraph 1(b) above shall be used to pay dealers
"or others for, among other things, furnishing " personal services and maintaining shareholder
"accounts, which services include, among other "
"things, assisting in establishing and maintaining " customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers;
receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing
"or other agreement, which form of agreement has been " approved from time to time by the Board.

3. In addition to the payments which the Fund is authorized to make pursuant to paragraphs 1
"and 2 hereof, to the extent that the Fund, "
"Advisers, Distributors or other parties on behalf "
"of the Fund, Advisers or Distributors make payments " that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund
"within the context of Rule 12b-1 under the Act, then " such payments shall be deemed to have been made pursuant to the Plan.

	In no event shall the aggregate asset-based sales charges which include payments specified in "paragraphs 1 and 2, plus any other payments deemed "
"to be made pursuant to the Plan under this paragraph, " exceed the amount permitted to be paid pursuant to Rule 2830(d) of the Conduct Rules of the "National Association of Securities Dealers, Inc."

"4. Distributors shall furnish to the Board, "
"for its review, on a quarterly basis, a written " report of the monies paid to it and to others under "the Plan, and shall furnish the Board with such " other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5	(a)	"Distributors may assign, transfer or "
"pledge (""Transfer"") to one or more designees (each "
"an ""Assignee""), its rights to all or a designated " portion of the fees to which it is entitled under paragraph 1 of this Plan from time to time (but not
 Distributors' duties and obligations pursuant hereto or pursuant to any distribution agreement in effect
"from time to time, if any, between Distributors and "
"the Fund), free and clear of any offsets or claims " the Fund may have against Distributors. Each such Assignee's ownership interest in a Transfer of a specific designated portion of the fees to which Distributors is entitled is hereafter referred to "as an ""Assignee's 12b-1 Portion."" A Transfer " pursuant to this Section 5(a) shall not reduce or extinguish any claims of the Fund against Distributors.

(b) Distributors shall promptly notify
the Fund in writing of each such Transfer by providing the Fund with the name and address of each such Assignee.

(c) Distributors may direct the Fund to
pay any Assignee's 12b-1 Portion directly to each "Assignee. In such event, Distributors shall provide " the Fund with a monthly calculation of the amount to "which each Assignee is entitled (the ""Monthly "
"Calculation""). In such event, the Fund shall, " upon receipt of such notice and Monthly Calculation
"from Distributors, make all payments required " directly to the Assignee in accordance with the information provided in such notice and Monthly
Calculation upon the same terms and conditions as if such payments were to be paid to Distributors.

"(d) Alternatively, in connection "
"with a Transfer, Distributors may direct the Fund " to pay all or a portion of the fees to which Distributors is entitled from time to time to a depository or collection agent designated by "any Assignee, which depository or collection agent " may be delegated the duty of dividing such fees between the Assignee's 12b-1 Portion and the "balance (such balance, when distributed to "
Distributors by the depository or collection
"agent, the ""Distributors' 12b-1 Portion""), " in which case only Distributors' 12b-1 Portion may be subject to offsets or claims the Fund may have against Distributors.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least
"annually by the Board, including the independent "
"Board members, cast in person at a meeting called " for the purpose of voting on the Plan. In determining whether there is a reasonable likelihood that the continuation of the Plan will "benefit the Fund and its shareholders, the "
"Board may, but is not obligated to, consider " that Distributors has incurred substantial costs and has entered into an arrangement with a third party which third party has agreed to purchase from Distributors the entitlement of Distributors to receive the payments described in Paragraph 1(a)
"above, which purchase will generate the cash flow " needed to pay for the distribution activities for the Class.

"6. The Plan, and any agreements entered "
"into pursuant to this Plan, may be terminated with "
"respect to the shares of the Class at any time, "
"without penalty, by vote of a majority of the " outstanding voting securities of such Class or by vote of a majority of the independent Board members
"of the Investment Company, on not more than sixty "
"(60) days' written notice, and shall terminate " automatically in the event of any act that constitutes an assignment of the Management
Agreement between the Fund and the Adviser.
Upon termination of this Plan with respect to "the Class, the obligation of the Fund to make " payments pursuant to this Plan with respect
"to such Class shall terminate, and the Fund shall " not be required to make payments hereunder beyond such termination date with respect to expenses incurred in connection with Class shares sold prior
"to such termination date, provided, in each case " that each of the requirements of a Complete
"Termination of this Plan in respect of such Class, "
"as defined below, are met.  For purposes of this "
"Section 7, a ""Complete Termination"" of this Plan in " respect of the Class shall mean a termination of this "Plan in respect of such Class, provided that: (i)the " independent Board members of the Investment Company shall have acted in good faith and shall have determined that such termination is in the best interest of the Investment Company and the shareholders of the Fund and the Class; (ii) the Investment Company does not alter the terms of the contingent deferred
sales charges applicable to Class shares outstanding at the time of such termination; and (iii) unless
Distributors at the time of such termination was in
 material breach under the distribution agreement in "respect of the Fund, the Fund shall not, in respect "
"of such Fund, pay to any person or entity, other than "
"Distributors or its designee, the payments described " in either paragraph 1(a) or 1(b) in respect of the Class shares sold by Distributors prior to such termination.

"7. The Plan, and any agreements entered "
"into pursuant to this Plan, may not be amended to " increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the outstanding voting securities of the Class of the Fund.

"8. All material amendments to the Plan, or "
"any agreements entered into pursuant to this Plan, " shall be approved by the independent Board members cast in person at a meeting called for the purpose of voting on any such amendment.

"9. So long as the Plan is in effect, the " selection and nomination of the Fund's independent
Board members shall be committed to the discretion of such independent Board members.

	This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment Company and Distributors as evidenced by their execution hereof.


Date:	01-Jul-03



FRANKLIN NEW YORK TAX-FREE TRUST



By:  /s/Murray L. Simpson______
	Murray L. Simpson
	Vice President & Secretary



"FRANKLIN/TEMPLETON DISTRIBUTORS, INC."


By:  /s/Leslie M. Kratter__
	Leslie M. Kratter
	Secretary

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